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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       of

                               USFS HAWTHORN, INC.

         The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law") certifies as follows:

         1. Name. The name of the corporation USFS Hawthorn, Inc. (the "Corporation").

         2. Address; Registered Office and Agent. The address of the Corporation's registered office is 1209 Orange Street, Wilmington, New Castle County, State of Delaware; and its registered agent at such address is The

Corporation Trust Company.

         3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General

Corporation Law.

         4. Number and Designation of Shares of Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Thirty-Six Million (36,000,000), of which (a) Thirty-Five Million (35,000,000) shall be shares of Common Stock, par value $.01 per share, and (b) One Million (1,000,000) shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock").



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             4.1   Common Stock. The common stock, par value $.01 per
share, shall be divided into Class A Common Stock and Class B Common Stock. There shall be Thirty Million (30,000,000) shares of Class A Common Stock and Five Million (5,000,000) shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Common Stock"). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

                   (a) Voting Rights. Except as otherwise set forth herein or as otherwise required by law, in all matters, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such holder's name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to ten
(10) votes in person or by proxy for each share of Class B Common Stock standing in such holder's name on the transfer books of the Corporation. Holders of Common Stock shall not have cumulative voting rights. Except as otherwise provided herein or required by law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the voting power of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of Delaware Law.



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                   (b)   Dividends. Subject to the rights of holders of
Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the "Board of Directors") from time to time out of assets or funds of the Corporation legally available therefor. Shares of Class A Common Stock and Class B Common Stock will rank on a par with each other as to dividends. No dividend in cash, property or shares of stock of the Corporation may be declared and paid on any shares of Common Stock unless a dividend of the same character (i.e., cash, property or shares of stock of the Corporation) is simultaneously declared and paid on all Common Stock, except as set forth in the sentence immediately following. If stock dividends are paid on shares of Common Stock, then the dividends paid with respect to (i) the Class A Common Stock shall be paid with shares of Class A Common Stock and (ii) the Class B Common Stock shall be paid with shares of Class B Common Stock. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms




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and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights for the underlying securities of the convertible or exchangeable security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each underlying security of the convertible or exchangeable security paid to the holders of the Class B Common Stock, and such underlying securities paid to the holders of the Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. The rate per share of each share dividend declared and paid on the Class A Common Stock shall be identical to the simultaneous dividend per share declared and paid on the Class B Common Stock. No offering of rights to subscribe for shares of capital stock may be made to holders of Class A Common Stock or Class B Common Stock unless an identical offering is made simultaneously to the holders of the other class, except that if the offering is of rights to subscribe for shares of Common Stock, the holders of the Class A Common Stock shall be offered the right to subscribe for shares of Class A Common Stock and the holders of Class B Common Stock shall be offered the right to subscribe for shares of Class B Common Stock. All such rights offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.



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                   (c)  Liquidation Rights, Merger, Etc. In the event of any
dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class. For purposes of this Section 4.1(c), a merger or consolidation of the Corporation with or into any other corporation shall not constitute a dissolution, liquidation or winding up of the affairs of the Corporation. In the event of any merger or consolidation of the Corporation with or into any other corporation pursuant to which shares of Class A Common Stock and Class B Common Stock are converted into other securities, cash or other property, the shares of Class A Common Stock and Class B Common Stock shall be converted into the identical consideration at the same rate per share, except that any voting securities into which Class B Common Stock shall be converted shall have ten
(10) times the voting power of any otherwise identical securities into which Class A Common Stock is converted, unless the holders of a majority of the shares of each such class shall have approved such merger or consolidation.

                   (d) Conversion Rights of Class B Common Stock.

                          (i) Optional Conversion. Subject to and upon
compliance with the provisions of this Section 4.1(d), each holder of shares of Class B Common Stock shall be entitled to convert, at any time and from time to time, any and all of the shares of such holder's Class B Common Stock, on a one-for-



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one basis, into shares of Class A Common Stock. Each conversion of shares of
Class B Common Stock into shares of Class A Common Stock pursuant to this
Section 4.1(d) shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Class B Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate or certificates (which shall contain such legends, if any, as were set forth on the surrendered certificate or certificates) representing any shares that are represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which (A) such certificate or certificates shall have been surrendered, (B) such notice shall have been received by



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the Corporation and (C) any payment required pursuant to Section 4.1(f) shall have been made, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this
Section 4.1(d), such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. All Converting Shares shall be retired and canceled.

                        (ii) Automatic Conversion. Except as otherwise provided in the following paragraph, each share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the transfer (including any transfer by operation of law, including to any estate of a holder thereof) of such share, effective on the date on which a certificate representing such share is presented for transfer on the books of the Corporation. As promptly as practicable following the surrender for transfer of a certificate representing shares of Class B Common Stock and the payment in cash of any amount required by the provisions of Section 4.1(f), the Corporation will deliver or cause to be delivered a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such transfer and automatic conversion, issued in such name or names as such holder may direct. Such automatic conversion shall be deemed to have been effected immediately prior to the close of business on the date of transfer. Upon the date any automatic conversion under this Section 4.1(d)(ii), all rights of the holder of the transferred shares of Class B Common Stock shall cease, and the new owner or



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owners of such shares shall be treated for all purposes as having become the record holder or holders of an equivalent number of shares of Class A Common Stock.

         The foregoing provision for automatic conversion shall not apply to any transfer by a holder of Class B Common Stock (other than by will or through intestate succession) to any immediate family member (which shall mean, with respect to any person, such person's spouse, parents, children and grandchildren and the spouse of such person's children and grandchildren) of such holder or to any trust or partnership of which all the beneficiaries or partners, as the case may be, are such holder and/or an immediate family member of such holder, provided that the transferee of such shares grants the exclusive power to vote such shares to the person who had such right prior to such transfer.

         Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting of such shares.

                       (iii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of shares of Class B Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Class B Common Stock; provided, that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the




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outstanding shares of Class B Common Stock by delivery of shares of Class A
Common Stock held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock required registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use reasonable efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its reasonable efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange (including, if applicable, The NASDAQ Stock Market) upon which the outstanding Class A Common Stock is listed or quoted at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class B Common Stock will, upon issue, be fully paid and nonassessable.

                   (e) Stock Splits, Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock or the Class B Common Stock, then the outstanding shares of such other classes of Common Stock will be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder. In case of any reorganization, reclassification or change of shares of the Common Stock subsequent to the date hereof (other than a change in par value or from par to no par value as a result of a subdivision or




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combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), each holder of a share of Class B Common Stock shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Class A Common Stock, into which such shares of Class B Common Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class B Common Stock.

                   (f) No Charge. The issuance of certificates for any shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any issuance or transfer tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any




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certificate in a name other than that of the holder of the Class B Common Stock that is converted.

              4.2 Preferred Stock.

                  (a) The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors or as is stated and expressed in this Certificate of Incorporation. Each series of shares of Preferred Stock (i) may have such voting powers, full or limited, or may be without voting powers; provided, however, that, unless holders of at least seventy-five percent (75%) of the outstanding shares of Class B Common Stock have approved the issuance of such shares of Preferred Stock, the Board of Directors may not issue any shares of Preferred Stock that have the right (A) to vote for the election of directors under ordinary circumstances or (B) under any circumstances to elect fifty percent (50%) or more of the directors of the Corporation; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the




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dissolution of, or upon any distribution of the assets of, the Corporation; (v)
may be made convertible into or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation or any securities of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.2, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used



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in the next preceding sentence shall have the meaning given to it in Section
151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes or for securities of the Corporation shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

                   (b) Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions, or by the provisions of this Certificate of Incorporation, providing for the issue of any series of shares of Preferred Stock, the holders of out standing shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to the number of votes established herein for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions, or by the provisions of



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this Certificate of Incorporation, providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions, or by the provisions of this Certificate of Incorporation, providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

             4.3 Issuance and Consideration. Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

         5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Dalia Litay, Paul, Weiss, Rifkind, Wharton and Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064.

         6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote.




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         7.  Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         8.  Indemnification.

             8.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges).



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Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article 8.

              8.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

              8.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of



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stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

              8.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

              8.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 8, the By-laws or under Section 145 of the General Corporation Law or any other provision of law.

              8.6 The provisions of this Article 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Article 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or there-



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after arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

              8.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

              8.8 Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.



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              8.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         9.  Action by Stockholders.

             9.1 No Action by Written Consent. The stockholders of the Corporation entitled to take action on any matter may not consent in writing to the taking of any such action without a meeting of stockholders duly called and held in accordance with law and this Certificate of Incorporation and the By-laws.

             9.2 Meetings of Stockholders. The annual meeting of stockholders for the election of directors and the transaction of such other business as may be brought before such meeting in accordance with this Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors (the "entire Board"). Except as otherwise required by law, special meetings of stockholders may be called only at the direction of the


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Directors by resolution adopted by the affirmative vote of a majority of the entire Board or by the Chairman or by the Chief Executive Officer. Upon a written request by the Board of Directors to call a special meeting of stockholders, the Chairman, the President or the Chief Executive Officer shall call such meeting. Except as otherwise required by law, stockholders of the Corporation shall not have the right to request or call a special meeting of the stockholders. Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided.

         10. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time adopt, amend or repeal the By-laws; provided, however, that any By-laws adopted or amended by the Board of Directors may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

         11. Amendment of Certain Articles.

             11.1 The provisions set forth in Article Eleven, Article Nine and Section 4.2 (a)(i) may not be amended, altered, changed or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the voting power of the outstanding shares of the Corporation entitled to vote thereon, voting together as a single class. In addition, any proposed amendment, alteration or change to this Certificate of Incorporation, or repeal of any provision of this Certificate of Incorporation, which would amend, alter, change or repeal the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely, the affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of Class B Common Stock voting as a separate class, shall be required in addition to the vote otherwise required pursuant to this Article Eleven.

             11.2 Subject to the provisions of Section 11.1 of this Article Eleven, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

        WITNESS the signature of this Certificate this 26th of November, 1997.





                                       By: /s/ Dalia Litay
                                          -------------------------------------
                                          Dalia Litay